Exhibit 5.2

47 Esplanade
Our Ref:	GEC/KAT/1049519/0015/J10583438v2	St Helier Jersey JE1 0BD Channel Islands

Delphi Corporation 5725 Delphi Drive Troy Michigan 48098 USA		T +44(0) 1534 888900 F +44(0) 1534 887744 E info@careyolsen.com

15 September 2016

Dear Sirs

Delphi Automotive PLC (“DA PLC”)

Delphi Automotive Holdings US Limited (“DAHUS”)

(together the “Companies”, and each a “Company”)

1.	Documents opined on

We have been requested to provide our legal opinion on matters of Jersey law in relation to an indenture dated March 10, 2015 (as heretofore amended, supplemented and otherwise modified, the “Base Indenture”) among DA PLC, Wilmington Trust, National Association (the “Trustee”) and Deutsche Bank Trust Company Americas (the “Agent”), as supplemented by a third supplemental indenture among DA PLC, DAHUS, Delphi Corporation, Delphi Automotive LLP, the Trustee and the Agent dated September 15, 2016 (the “Third Supplemental Indenture” and together with the Base Indenture, the “Indenture”) and pursuant to which DA PLC will issue €500,000,000 of its 1.600% senior notes due 2028 (the “Notes”).

In this Opinion (a) the Base Indenture and the Third Supplemental Indenture are together referred to as the “Documents” and (b) references to a “person” shall include any body of persons corporate or unincorporated.

2.	Other documents examined

We have examined all such other documents as we have considered necessary or advisable for the purpose of giving this Opinion, including the following:-

2.1	the Registration Statement on Form S-3 dated October 30, 2015 filed with the Securities and Exchange Commission in relation to, among other things, the shelf registration of debt securities to be issued by DA PLC (the “Registration Statement”);

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15 September 2016

2.2	a prospectus supplement dated August 31, 2016 relating to the issue by DA PLC of the Notes which is supplemental to the prospectus dated October 30, 2015 which was filed with the Registration Statement;

2.3	the public records of each Company on file and available for inspection at the office of the Registrar of Companies in Jersey on the date hereof (together the “Public Records”);

2.4	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of each Company; and

2.5	certificates of a duly authorised signatory of each Company (the “Authorised Signatory’s Certificates”) relating to certain matters, together with:

2.5.1	a copy of written resolutions of the board of directors of DA PLC passed on August 26, 2016 relating to the Documents to which DA PLC is a party and the issue of the Notes and as referred to in the relevant Authorised Signatory’s Certificate; and

2.5.2	written consent of the sole member of DAHUS dated August 8, 2016 relating to the Documents to which DAHUS is a party,

and as referred to in the relevant Authorised Signatory’s Certificate.

3.	Assumptions

3.1	For the purposes of giving this Opinion we have relied on the following assumptions:-

3.1.1	that all parties other than the Companies have or had at the relevant time the capacity, power, authority and intention to enter into the documents to which they are a party and that such parties have duly authorised, executed and delivered those documents and that those documents have been dated;

3.1.2	the genuineness and authenticity of all signatures and seals on all documents and that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents and the completeness and conformity to original documents of all copies submitted to us;

3.1.3	due compliance with all matters of the law of the State of New York, by which law the Documents are expressed to be governed and construed;

3.1.4	that there is no provision of the law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinions expressed hereunder;

3.1.5	that all documents or information required to be filed or registered by or in relation to each Company at the office of the Registrar of Companies in Jersey have been filed and appear on the file there kept in respect of that Company;

3.1.6	the accuracy and completeness of each Authorised Signatory’s Certificate construed as if the expression “to the best of my knowledge and belief” or similar did not appear therein, and of all statements as to matters of fact contained in the documents referred to in paragraphs 1 and 2 above, as at the date of this Opinion; and

3.1.7	that in resolving that a Company enter into the Document to which it is party and the transaction(s) documented or contemplated thereby the directors or, as the case may be, the shareholders of that Company were acting with a view to the best interests of that Company and were otherwise exercising their powers in accordance with their duties under all applicable laws and that each Company remains solvent (meaning that each Company will be able to discharge its liabilities as they fall due) after entering into the Documents and the transaction(s) documented or contemplated thereby.

3.2	We have not independently verified the above assumptions.

Delphi Corporation

15 September 2016

4.	Opinion

On the basis of and subject to the above and the observations and qualifications below and subject to matters not disclosed to us we are of the following opinion:-

4.1	Each Company is duly incorporated and validly existing under the laws of Jersey.

4.2	Each Company has the corporate power and capacity to enter into the Documents and has taken the corporate and other action necessary under the laws of Jersey to authorise the acceptance and due execution of the Documents and the acceptance and performance of its obligations under the Documents.

4.3	DA PLC has the corporate power and capacity to issue the Notes and has taken the corporate and other action necessary under the laws of Jersey to authorise the issue of the Notes and the acceptance and performance of its obligations thereunder.

4.4	Each Company has duly executed each of the Documents.

4.5	A search of the Public Records today revealed no evidence of any current resolutions for winding up or dissolution of either Company and no evidence of the appointment of any liquidator in respect of either Company or any of its assets.

4.6	The office of the Viscount in Jersey has confirmed in response to our enquiry made today that the property of neither Company has been declared to be en désastre.

5.	Qualifications

The observations and qualifications referred to above are as follows:-

5.1	We offer no opinion on whether the execution of, or acceptance or performance of a Company’s obligations under, the Documents will or may result in the breach of or otherwise infringe any other agreement, deed or document (other than that Company’s Memorandum and Articles of Association) entered into by or binding on that Company.

5.2	The search of the Public Records referred to in paragraph 4.5 above is not conclusively capable of revealing whether or not:-

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15 September 2016

5.2.1	a winding up order has been made or a resolution passed for the winding up of a Company; or

5.2.2	an order has been made or a resolution passed appointing a liquidator in respect of a Company,

as notice of these matters might not be filed with the Registrar of Companies in Jersey immediately and, when filed, might not be entered on the public record of the relevant Company immediately.

5.3	The enquiry at the office of the Viscount referred to in paragraph 4.6 above relates only to the property of a Company being declared to be en désastre. There is no formal procedure for determining whether a Company has otherwise become bankrupt as defined in the Interpretation (Jersey) Law 1954 as amended.

6.	Governing law, limitations, benefit, disclosure and reliance

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2	This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3	We assume no obligation to advise you (or any other person), or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.

6.4	We consent to the filing of a copy of this opinion as an exhibit to a current report on Form 8-K, and incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Carey Olsen
Carey Olsen

PARTNERS:

K Andrews  G Coltman  K Dixon  J Garrood  P German  W Grace  N Journeaux  J Kelleher  A Kistler  S Marks

P Matthams  R Milner  J Mulholland  D O’Connor  A Ohlsson  M Pallot  C Philpott  S Riley  A Saunders  R Smith  J Willmott

CONSULTANT: N Crocker